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                          March 24, 2022

       Daniel M. Wallach
       Chief Executive Officer
       Shepherd's Finance, LLC
       13241 Bartram Park Blvd., Suite 2401
       Jacksonville, FL 32258

                                                        Re: Shepherd's Finance,
LLC
                                                            Registration
Statement on Form S-1
                                                            Filed March 22,
2022
                                                            File No. 333-263759

       Dear Mr. Wallach:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Sonia
Bednarowski at 202-551-3666 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance